FOR IMMEDIATE RELEASE
THURSDAY, MARCH 10, 2011

HURCO REPORTS FIRST QUARTER RESULTS – SALES UP 92%, ORDERS UP 115% AND EARNINGS OF $1.5 MILLION.

INDIANAPOLIS, INDIANA, — March 10, 2011, Hurco Companies, Inc., (Nasdaq Global Select Market: HURC) today reported for its first quarter ended January 31, 2011, net income of $1,546,000, or $0.24 per diluted share, as compared to a net loss of $1,836,000, or $(0.29) per diluted share, for the first quarter of fiscal 2010.

Sales and service fees for the first quarter of fiscal 2011 totaled $39,680,000, an increase of $19,064,000, or 92%, from the first quarter of fiscal 2010.  The effect of a stronger U.S. dollar when translating foreign sales to U.S. dollars for financial reporting purposes had a negative impact of approximately 5%, or $1,073,000, on the period-to-period comparison.

The following table sets forth net sales and service fees by geographic region for the first quarter of fiscal 2011 and 2010 (in thousands):

Net Sales and Service by Geographic Region

	Three Months Ended January 31,
			%
	2011	2010	Change
North America	$13,462	$6,101	121%
Europe	21,279	12,015	77%
Asia Pacific	4,939	2,500	98%
Total	$39,680	$20,616	92%

The increases in sales were driven by higher customer demand in all sales regions as a result of the recent rebound in industrial manufacturing activity.  Unit shipments increased in North America by 139%, in Europe by 68%, and in the Asia Pacific sales region by 55%.

New orders for the first quarter of fiscal 2011 totaled $44,262,000, an increase of $23,655,000, or 115%, from the corresponding period in fiscal 2010.  New orders increased in North America by $7,754,000, or 134%, in Europe by $13,720,000, or 117%, and in the Asia Pacific region by $2,181,000, or 71%.  The impact of currency translation on new orders was consistent with the impact on sales.  New orders measured in units increased in North America by 166%, in Europe by 110%, and in the Asia Pacific sales region by 45%.

Gross profit for the first quarter of fiscal 2011 was 29%, compared to 19% for the prior year period.  The increase in gross profit as a percentage of sales was due to the significant increase in production and sales volume and was partially offset by the negative impact of a strengthened Taiwanese Dollar in relation to the U.S. Dollar and an increase in the cost of raw materials, particularly metals.  Hurco expects that this cost impact will continue and we will adjust sales prices accordingly.

Selling, general and administrative expenses were $8,830,000 for the first quarter of fiscal 2011, an increase of $2,297,000, or 35%, from the first quarter of fiscal 2010. The increase included $594,000 of increased compensation expense paid to employees who took wage reductions during the economic downturn.  The remainder of the increase primarily related to higher sales commissions and increased sales and marketing expenses.  Despite the dollar increase, selling, general and administrative expenses were 22% of sales and service fees during the first quarter of fiscal 2011 compared to 32% for the first quarter of fiscal 2010.

Cash and cash equivalents totaled $50,289,000 as of January 31, 2011, compared to $48,255,000 as of October 31, 2010.  Inventory as of January 31, 2011 was $59,668,000, an increase of $3,802,000, or 7%, from October 31, 2010, due to our increased production levels in response to higher customer demand.

Michael Doar, Chairman, Chief Executive Officer and President, stated, "I am encouraged about the direction of our current order trend and our return to profitability.  Due to our solid financial position, we had the resources to continue research and development projects during the downturn, and received several patent awards and introduced new products focused on making our customer’s operations more profitable.  Ultimately, this will allow us to expand our customer base and increase our market share as we continue to emerge from the recent recession."

Hurco Companies, Inc. is an industrial technology company that designs and produces interactive computer controls, software and computerized machine tools for the worldwide metal cutting and metal forming industry. The end market for the Company's products consists primarily of independent job shops and short-run manufacturing operations within large corporations in industries such as aerospace, defense, medical equipment, energy, transportation and computer equipment. The Company is based in Indianapolis, Indiana, with manufacturing operations in Taiwan and China, and sells its products through direct and indirect sales forces throughout North America, Europe, and Asia. The Company has sales, application engineering support and service subsidiaries in Canada, China, England, France, Germany, India, Italy, Poland, Singapore, South Africa, South Korea and the United States of America.  Web Site: www.hurco.com

This news release contains forward looking statements which involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  These factors include, among others, changes in general economic and business conditions that affect demand for computerized machine systems, computer numerical control systems and software products, changes in manufacturing markets, innovations by competitors, our ability to protect our intellectual property, fluctuations in exchange rates, fluctuations in prices of raw materials, changes in market demands, quality and delivery performance by our vendors, uncertainty concerning our ability to use tax loss carryforwards and governmental actions and initiatives including import and export restrictions and tariffs.

Contact:	John G. Oblazney
Vice President & Chief Financial Officer
317-293-5309

Hurco Companies, Inc.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per-share data)

	Three Months Ended January 31,
	2011	2010
	(unaudited)
Sales and service fees	$39,680	$20,616

Cost of sales and service	27,989	16,636
Gross profit	11,691	3,980

Selling, general and administrative expenses	8,830	6,533
Operating income (loss)	2,861	(2,553)

Interest expense	5	14

Interest income	40	20

Investment income	5	5

Other expense (income), net	456	277

Income (loss) before taxes	2,445	(2,819)

Provision (benefit) for income taxes	899	(983)

Net income (loss)	$1,546	$(1,836)

Earnings (losses) per common share

Basic	$0.24	$(0.29)
Diluted	$0.24	$(0.29)

Weighted average common shares outstanding
Basic	6,441	6,441
Diluted	6,463	6,441

OTHER CONSOLIDATED FINANCIAL DATA	Three Months Ended January 31,
Operating Data:	2011	2010
	(unaudited)
Gross margin	29%	19%

SG&A expense as a percentage of sales	22%	32%

Operating income (loss) as a percentage of sales	7%	-12%

Pre-tax income (loss) as a percentage of sales	6%	-14%

Effective Tax Rate	37%	35%

Depreciation and amortization	1,067	833

Capital expenditures	541	475

Balance Sheet Data:	1/31/2011	10/31/2010
	(unaudited)
Working capital (excluding cash)	$47,165	$45,713

Days sales outstanding	33	33

Inventory turns	1.6	1.5

Capitalization
Total debt	$-	$-
Shareholders' equity	117,808	114,740
Total	$117,808	$114,740

Hurco Companies, Inc.
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands, except share and per-share data)

	January 31,	October 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$50,289	$48,255
Accounts receivable, net	18,073	20,114
Refundable taxes	4,731	5,093
Inventories, net	59,668	55,866
Deferred income taxes, net	2,087	2,467
Derivative assets	1,429	905
Other	3,847	3,508
Total current assets	140,124	136,208

Property and equipment:
Land	782	782
Building	7,116	7,116
Machinery and equipment	15,426	15,095
Leasehold improvements	2,256	2,183
	25,580	25,176
Less accumulated depreciation and amortization	(14,066)	(13,424)
	11,514	11,752

Non-current assets:
Software development costs, less accumulated amortization	5,862	6,042
Other assets	6,347	6,344
	$163,847	$160,346

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$29,189	$30,394
Derivative liabilities	1,759	2,123
Accrued expenses	11,722	9,723
Total current liabilities	42,670	42,240

Non-current liabilities:
Deferred income taxes, net	2,295	2,335
Deferred credits and other obligations	1,074	1,031
Total liabilities	46,039	45,606

Shareholders' equity:
Preferred stock: no par value per share; 1,000,000 shares
authorized; no shares issued
Common stock: no par value; $.10 stated value per share;
13,250,000 shares authorized; and 6,440,851 shares issued
and outstanding	644	644
Additional paid-in capital	52,215	52,144
Retained earnings	65,370	63,824
Accumulated other comprehensive loss	(421)	(1,872)
Total shareholders' equity	117,808	114,740
	$163,847	$160,346